Exhibit 99.1

VOXX INTERNATIONAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS 10:00 A.M. – AUGUST 17, 2020 VIRTUAL MEETING VIA WWW.VIRTUALSHAREHOLDERMEETING.COM/VOXX2020

Opening Remarks

Glenn:

Good morning, and welcome to the 2020 Annual Shareholders Meeting of VOXX International Corporation.  I am Glenn Wiener, President of GW Communications.  It is my pleasure to welcome you here today for this meeting.

VOXX is excited to be hosting its virtual meeting, which allows the Company to be more inclusive and reach a greater number of our Shareholders. We have Shareholders attending via the web portal (and the 800 number that we have provided). As is our custom, we will conduct the business portion of our meeting first and answer questions at the end of the meeting. When submitting questions, please provide your name and shareholdings.  Though we may not be able to answer every question, we will do our best to provide a response to as many as possible and will address any unanswered questions on our corporate website shortly after the meeting. In keeping with the digital approach to this year’s meeting, it is now shortly after 10:00am Eastern Standard Time on August 17th, and this meeting is officially called to order. And now I would like to introduce the members of VOXX’s Board of Directors.

Introduction of the Board of Directors

PETER A. LESSER, Past President of X-10 (USA) Inc.

DENISE WAUND GIBSON, co-founder and Chair of Ice Mobility.

JOHN ADAMOVICH, JR., former Chief Financial Officer of Aeroflex Holding Corp.

PATRICK M. LAVELLE, President and CEO of VOXX International Corporation.

CHARLES M. STOEHR, Senior Vice President and Chief Financial Officer of VOXX International Corporation.

ARI M. SHALAM, Managing Partner of RWN Real Estate Partners, LLC.

And the last nominee for director is JOHN J. SHALAM, Chairman of the Board of VOXX.

Introduction of Auditors and Judges of Election

We are also joined here today by Mr. Kevin Kelly of Grant Thornton, our independent auditors. He will be available during the question and answer session after the meeting to respond to appropriate questions.

And finally, the Company has appointed Christine Bennett and Larry Kanavas as Judges of Election for the meeting. Ms. Bennett and Mr. Kanavas are with us today and have taken the oath of office earlier today.

Commencement of Formal Meeting

After the formal meeting has been adjourned, we will provide time for general questions. Only validated Shareholders may ask questions in the designated field on the web portal. Out of consideration for others, please limit yourself to one question. Please note that this meeting is being recorded. However, no one attending via the webcast or telephone is permitted to use any audio recording device.

Proof of Notice of Meeting: Quorum

The Board of Directors fixed June 22, 2020 as the record date for determining Shareholders entitled to vote at this meeting. An affidavit has been delivered attesting to the fact that a notice and access notice to the Proxy Statement and the 2019 10-K Wrap were mailed on or about June 29, 2020 to all Shareholders as of the record date and will be incorporated into the minutes of this meeting. The shareholder list shows that, as of the record date, there were 21,662,453 shares of Class A Common Stock outstanding and entitled to vote at this meeting and 2,260,954 shares of Class B Common Stock outstanding entitled to vote at this meeting.  As you may know, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. The Class A shareholders, voting as a class, have the right to elect 25% of the members of the Board of Directors. The Class A and Class B shareholders, voting as a single class, shall be entitled to elect the remaining directors and vote for all other matters properly presented to the meeting. We are informed by the Judges of Election that there are represented in person or by proxy shares of common stock representing 18,159,388 shares of Class A Common Stock and 2,260,954 shares of Class B Common Stock.  Since this represents more than a majority of the voting power of all issued and outstanding stock entitled to vote on the record date, a quorum is present for the purposes of transacting business.

Proposals

Now, I will present the matters to be voted upon.  Please note that we will give Shareholders an opportunity to comment on the proposals themselves after all proposals have been presented.

Glenn:	Proposal One is the election of the directors. The current Board nominated:

Peter A. Lesser

Denise Waund Gibson

John Adamovich, Jr.

Patrick M. Lavelle

Charles M. Stoehr

Ari M. Shalam

John J. Shalam

for election as directors to hold office until the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Glenn:

Proposal Two is an amendment to the Company’s 2014 Omnibus Equity Incentive Plan (the “Plan”) to increase the number of shares reserved for issuance by 750,000 and to increase the number of restricted stock awards that may be awarded to any one individual in each year from 50,000 to 100,000.  The increase will provide the Company the continued ability to grant stock awards to help attract and retain employees and compensate non-employee members of the Board.

Glenn:

Proposal Three is the advisory vote to approve the compensation of our named executive officers as described in the proxy.  This vote, which is often called a “say on pay” vote, is now required because of the Dodd-Frank Act.  It is a non-binding vote, although the Compensation Committee and the Board will certainly take the results of the vote into account when making future compensation decisions.

Glenn:	Proposal Four is the ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2021.

Glenn:	If any shareholder would like to make a comment regarding any of the Proposals, please submit your comment through the web portal.

(Comments answered, if any.)

Glenn:

It is now 10:06 a.m. Eastern Time on August 17, 2020 and the polls are now open.  Any shareholder who has not yet voted or wishes to change their vote, may do so by clicking on the voting button on the web portal and following the instructions there.  Shareholders, who have sent in proxies or voted via telephone or internet and do not want to change their vote, do not need to take any further action.

[PAUSE FOR VOTING – short pause]

Now that everyone has had the opportunity to vote, I now declare the polls for the 2020 VOXX International Corporation annual shareholder meeting closed at 10:07 a.m. Eastern Time on August 17, 2020.

We have been informed by the Judges of Election that the preliminary vote report shows that the nominees for election to the Board have been duly elected, the number of shares reserved for issuance is increased by 750,000 shares and the number of shares that may be awarded to any one individual in any year is increased to 100,000, the compensation of the named executive officers has been approved by advisory vote, and the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the Fiscal Year Ending February 28, 2021 has been ratified.

There being no further business to come before the meeting, the 2020 Annual Meeting of Shareholders of VOXX International Corporation, is now adjourned.

I would like to turn the meeting over to the Chairman of the Board, John J. Shalam, who will give a brief presentation, which will be followed by a brief presentation by the Company’s CEO, Patrick M. Lavelle and then we will conclude with a question and answer session.

John J. Shalam:

Thank you Glenn and I’d like to welcome you all to our Fiscal 2020 annual meeting of shareholders. It’s unfortunate that we are forced to have this meeting remotely, but we are living in dangerous and unprecedented times. To all of our employees and their families around the world – and to our shareholders and your loved ones – please stay safe and take every precaution to remain that way.

My remarks will be brief today and will focus more on our future, than our past.

Last year, we laid out a detailed plan to maximize and preserve shareholder value. While results were mixed, due primarily to the decline in our Automotive Electronics segment, I believe we executed on the vast majority of our plan and positioned VOXX very well for the future.

-	We realigned our global operations.
-	We reduced our overhead and improved efficiencies throughout.
-	We invested in innovation and brought many new products to market.
-	We consolidated our offering, removing several non-growth or low-profit lines from the mix.
-	We expanded our distribution and customer base.

-	And we entered into several new alliances which have and will result in meaningful large contracts for VOXX…and for our shareholders.

Our stock price is up nearly 45% since last years’ shareholder meeting and consistent with prior year remarks, I still believe it is vastly undervalued.

We reported our first quarter results in May and we are more than two months in to our second quarter now. And while we have yet to report 2Q, our results look promising as expected and despite the global pandemic.

We do believe that our Automotive Electronics segment will face pressure this year based on expected global car sales, which are at 20+ year lows, but with the strategic acquisitions we made – of VSM/Rostra and of Directed’s aftermarket business – we have lessened the impact in fiscal 2021. More important, as the market rebounds, we have a significantly stronger offering. The alliance with Amazon to bring Fire TV into the car is going to be impactful as we have already been awarded over $300 million in new business and are in discussions with other automotive companies. We also have some new and exciting technologies in the works for the future.

We are in discussions with many parties with respect to EyeLock and as our shareholders know, we began a strategic process to explore all alternatives to unlock value. Beyond the process, the pandemic has led to a lot of inbound interest in iris authentication and EyeLock’s technology. Why? Because gloves and masks are a hindrance to fingerprint and facial biometrics and iris is not. The advantages of iris have always been present; and now, the interest is increasing. We shall see what the future holds, but it is more promising today than at this time last year.

As I mentioned earlier, we realigned our international operations and streamlined our offering – primarily in our Consumer operations. While smaller in revenue, we are profitable and we remain a market leader in the categories we are operating in. The global pandemic has also opened up new avenues for growth as many of our products are geared to the home and we are seeing a modest uptick in sales of reception, hook-up and connectivity products.

What gives us the most excitement is our newly renamed Premium Audio Company, which includes our flagship brand, Klipsch, as well as many other powerful brands and product lines. In July we announced an expanded alliance to distribute Onkyo, Pioneer and Integra brands in North America, which enhances our offering, rounds out our offering to include A/V electronics, and enables us to bundle solutions. With this, we now capture a larger percentage of the consumer purchase. The pandemic has also provided opportunities to expand distribution across new channels. We are expecting meaningful growth in revenue and profits for the Premium Audio Company this year.

COVID-19 remains a major concern for all of us and it is hard to predict what the near-term future holds. We have taken steps to reduce operating expenses in a meaningful way, preserving our capital and maintaining a strong and flexible balance sheet, even with the two acquisitions made. We believe more opportunities will be presented to us and we want to ensure we have that flexibility to move, if it will result in a stronger VOXX and lead to long-term appreciation.

To all of our employees, thank you for all that you do. To the Board of Directors, congratulations on your re-election; and the same to our long-time auditors, Grant Thornton. We have some challenges this year – we all do – but VOXX is a much stronger company today than it was a year ago – and I believe will be even stronger as I stand before you at our next annual shareholders meeting. Thank you. Pat, would you like to add anything?

Patrick M. Lavelle:

Thanks John, I would and I have just three additional points to add:

1.During this pandemic we are not standing still in any way and we have been aggressively seeking new partners, customers, products…we are looking at everything that will make us a stronger company, as John just mentioned. The two acquisitions we made were very strategic and we believe, at the right valuations. They both expanded our distribution and customer base, our product offerings, and gave us more engineers to leverage to develop future technology.

2.Klipsch is poised for the best year in its history. Now part of the Premium Audio Company, I’ll refer to them within that context, but we have made investments in new offerings which are paying off; we have expanded distribution, which should lead to nice growth this year and beyond; and the new alliance with Onkyo and Pioneer should be a nice boost to revenue and profitability moving forward. And…

3.Lastly, the Board increased the share repurchase program last year. We began the year with full intent to execute on it and we started out the year that way. At the request of shareholders and because we were constantly evaluating deals, we entered into a 10b-5 program. After it was completed, we paused. While some shareholders agreed, others did not. I want you all to understand that we believe in our stock and we do agree that using funds to repurchase shares can be a good investment. At the time however, given the uncertainty in the market and rising cases of COVID that followed, we took a prudent step to preserve our cash until we were able to determine the impact of the virus on our business. We do plan to re-start the program again and support our stock and this is based on our outlook today and the momentum we have.

This concludes our remarks and we will now open the meeting for questions.

After Presentations:  General Q&A:

Glenn:

Now we would like to open things up for shareholder questions and comments.  We can begin with a few that we received in advance of today’s meeting; we then will take Shareholders’ questions that are being entered today on the web portal.  When submitting questions, please provide your name and shareholdings.  Please note we will attempt to answer as many questions as time allows, but only questions that are germane to the meeting will be addressed.  Any questions that we do not get to will be addressed on our Company’s website.

The first question comes from Beat Kahli, who, as of the Record Date, owned 3.85 million shares, or 17.74% of the Company’s shares outstanding as of the Record Date.  The Question is as follows:

Q:

Over the past 4 months we have spent a considerable amount of time analyzing Voxx and speaking with its management.  We believe in Voxx, support its management and are optimistic about its near-term return to profitability.  Because of our outlook we may continue to buy shares.  In the meantime, we would like some more detail regarding its share buyback program.  Specifically, we would like to know if (and when) Voxx will begin to purchase shares back while the stock continues to trade for roughly half of its book value?

Glenn:	Pat, I believe you discussed that, so if you would like to discuss that further, by all means, please …

Patrick M. Lavelle:

Our game plan is to continue to look at and monitor the stock price and support the stock at certain levels.  At this particular point, we can buy on the open market, but as we enter into any new material deals that would prevent us from buying on the open market, we will do as we did before and establish some 10-b 5 programs, so that we can continue to support the stock on a go forward basis.

Glenn:	Next question – at this time there don’t appear to be any more active questions. I will give just one more prompt for the attendees – and we have no further questions.

Okay, John --

John J. Shalam:

Thank you very much.  I appreciate the support of our Shareholders and their continuing interest in the Company and continue to make every effort to improve the performance of the Company in terms of revenue and profitability.  Thank you so much everybody, be well and be safe.

Glenn:	Thank you all for your continued support of Voxx International and, as always, please continue to reach out if you have any further questions.

Be safe – be well.